Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-228126) and related Prospectus of Equitrans Midstream Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2020, with respect to the consolidated financial statements of Equitrans Midstream Corporation, and the effectiveness of internal control over financial reporting of Equitrans Midstream Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 28, 2020